EXHIBIT 4.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is effective as of September 22, 2005, by and between AMERICAN CONSOLIDATED MANAGEMENT GROUP, INC., a Utah corporation (the "Company"), and ED RENSI, an individual (the "Executive").


         In consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

         1. Employment; Location. The Company hereby employs Executive and Executive hereby accepts such employment in the Chicago, Illinois metropolitan area or in such other location as may be mutually agreed between the parties.

         2. Term. The Company agrees to employ Executive and Executive agrees to accept employment with the Company for a term (the "Term") commencing on the date hereof and continuing for a five year period thereafter, unless earlier terminated pursuant to Section 6 below. The Term shall be automatically renewed for successive periods of three (3) years at each otherwise scheduled expiration of the Term, unless either the Company or Executive objects (in their respective sole discretion) to such renewal by providing sixty (60) days' prior written notice to the other party. The compensation to be paid by Company to Executive for such three year term shall be as negotiated by the parties.

         3. Duties and Authorities. During the Term (as defined below):

                  3.1 Executive shall be appointed and serve as the Chief Executive Officer and Chairman of the Board of the Company. Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such positions and such other responsibilities and duties as required by the Bylaws of the Company and as reasonably assigned by the Board from time to time.

                  3.2 Except as otherwise expressly provided herein, Executive shall diligently execute such duties and shall devote his full time, skills and efforts to such duties, subject to the general supervision and control of the Board. Except as otherwise expressly approved by the Board, Executive will not engage in any outside activities that will impair his ability to devote his full-time efforts to the performance of his duties under this Agreement. Notwithstanding the above to the contrary, the Company acknowledges and agrees that Executive may from time to time, direct and work on certain affairs of Team Rensi Motorsports, as well as his service as a board member of Snap-on, Inc. and International Speedway Corporation, and other personal investments and non-business personal matters.

         4. Compensation and Benefits. The Company shall pay Executive, and Executive accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

                  4.1 Common Stock. The Company shall issue to Executive 1,000,000 shares of fully paid, validly issued and nonassessable shares of the Company's common stock (the "Shares"). The Shares shall be unrestricted securities and shall not be deemed to be "restricted securities" as such term is defined under Rule 144 of the Securities Act of 1133. The Shares shall be issued only after the Company has undertaken to file a Form S-8 Registration Statement with the Securities and Exchange Commission, which the Company shall complete no later than fourteen days after the execution of this Employment Agreement. The Shares are being paid to Executive in lieu of monetary compensation, so that Executive will not be entitled to a salary, hourly wage or other monetary payment during the Term. In making a decision to accept the Shares, Executive is not relying on any representations, warranties or information from the Company or any of its officers, directors, agents, employees or advisors, except for such information as appears in the Company's annual report on Form 10-KSB for the year ended December 31, 2004, subsequent filings by the Company with the Securities and Exchange Commission, and the information delivered via letter dated June 3, 2015, from Richard A. Shanks, P.C., a copy of which is attached hereto. Executive shall obtain a formal appraisal of the stock to determine the marketability and blockage discounts that can be applied to determine the fair market value of the Shares reportable as taxable compensation to Executive. Company shall pay the cost of such appraisal, provided such cost shall not exceed Fifteen Thousand Dollars ($15,000). Company shall be responsible for paying its fifty percent (50%) share of Social Security taxes to be paid on Executive's receipt of the Shares.

                  4.2 Bonus Compensation. Executive shall also be eligible, during the Term, to receive such cash bonuses and additional compensation (collectively, the "Bonus Compensation"), as the Board may, in its sole discretion, approve. The Bonus Compensation, if any, shall be payable and issued in accordance with the applicable payroll option and/or other compensation policies and plans of the Company as from time to time in effect.

                  4.3 Additional Benefits. Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health or dental program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company in accordance with the rules (if any) established by the Board in its discretion for participation in any such plans as may be in effect from time to time.

                  4.4 Deductions. The Company shall have the right to deduct from the compensation due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be hereafter enacted or required by law as a charge on the compensation of Executive ("Withholding"). If cash consideration is not being paid, then the Company may require Executive to pay the Company the amount required for Withholding.

         5. Business Expenses. Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his obligations under this Agreement, including expenses for travel, food and entertainment. The Company shall reimburse Executive for all such business expenses if (a) such expenses are incurred by Executive in accordance with the Company's business expense reimbursement policy, if any, as may be established and modified by the Company from time to time, and (b) Executive provides to the Company a record of
(1) the amount of the expense, (2) the date, place and nature of the expense,
(3) the business reason for the expense and (4) all supporting documentation as may be required from time to time by the relevant tax laws or regulations.

         6. Termination.

                  6.1 Termination for Cause. The Term and Executive's employment hereunder shall be terminable for Cause (as defined below) upon written notice from the Company to Executive. As used in this Agreement, "Cause" shall mean one of the following: (a) a material breach by Executive of the terms of this Agreement (including without limitation habitual neglect of or deliberate or intentional refusal to perform any of his material duties and obligations under this Agreement) other than due to Executive's death or Disability (as defined in
Section 6.3 below), not cured within two (2) weeks from receipt of notice from the Board of such breach, (b) material wrongful misappropriation of any money, assets or other property of the Company or any subsidiary or affiliate of the Company, (c) the conviction of Executive for any felony or a crime involving moral turpitude, or (d) Executive's chronic alcoholism or chronic drug addiction.

                  6.2 Termination without Cause. The Company may terminate Executive's Employment at any time for any reason (or no reason) other than Cause, as determined by the Board, in which case Executive shall be entitled to full compensation, benefits and reimbursement of expenses pursuant to Sections 4 and 5 above through the date of such termination and no other amounts shall be payable (except pursuant to any Company disability or health plan in which Executive is then enrolled).

                  6.3 Termination for Death or Disability. In accordance with applicable law, the Board may terminate the Term for the death or Disability (as defined below) of Executive. As used in this Agreement, "Disability" shall mean Executive is unable to perform (except due to chronic alcoholism or chronic drug addiction) the essential functions of his job and render services of the character previously performed in the ordinary course and that such inability continues for a period of at least six (6) consecutive months (or for shorter periods totaling more than six (6) months during any period of twelve (12) consecutive months). Termination resulting from Disability may only be effected after at least thirty (30) days written notice by the Company of its intention to terminate Executive's employment. Executive shall receive full compensation, benefits, and reimbursement of expenses pursuant to Sections 4 and 5 above from the date the Disability begins until the date of termination under this Section 6.3, and no other amounts shall be payable (except pursuant to any Company disability or health plan in which Executive is then enrolled). In the event of Executive's death, the Company shall pay his estate full compensation, benefits and reimbursement of expenses pursuant to Sections 4 and 5 above through the date of such death and no other amounts shall be payable (except pursuant to any Company disability or health plan in which Executive is then enrolled).

                  6.4 Termination by Executive. Executive may terminate the Term and his employment with the Company and resign from any and all positions as officer or director of the Company and/or its subsidiaries only for Good Reason (as defined below). As used in this Agreement, "Good Reason" shall mean any of the following: (a) material breach of this Agreement by the Company that continues following not less than two (2) weeks written notice from Executive of such breach or (b) a requirement by the Company that the Executive relocate and/or perform a substantial portion of his work from a location outside of the Chicago, Illinois metropolitan area. If Executive desires to terminate for Good Reason under clause (b) above, Executive shall provide written notice of such determination not later than 30 days of being informed in writing by the Company of the relevant requirement or event. If Executive terminates for Good Reason, Executive shall be entitled to all amounts due and payable through the termination date under Sections 4 and 5 above, and no other amounts shall be payable.

                  6.5 Effect of Termination. In the event Executive's employment is terminated, all obligations of the Company and all obligations of Executive shall cease except that the terms of this Section 6 and of Sections 7 through 20 below shall survive such termination. Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement. The provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, as a result of any termination of Executive's employment.

                  6.6 Change of Control. Within six months after the execution of this Agreement, Company and Executive shall negotiate an agreement which provides for the terms and conditions of any change in control of the Company and its effect on Executive.

         7. Covenant Not to Compete.

                  7.1 Covenant. Executive hereby agrees that, while he is employed or engaged by the Company as either an employee or as a consultant pursuant to this Agreement, and, in any event, during the two-year period following the termination of the Term hereunder, he will not directly or indirectly compete (as defined in Section 7.2 below) with the Company in any geographic area in which the Company does or has done business.

                  7.2 Direct and Indirect Competition. As used herein, the phrase "directly or indirectly compete" shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any business (other than the Company's)
(a) engaged in the manufacturing, marketing, sales or distribution of natural plant products for use by established food manufacturers in the Untied States, or (b) which is the same as, or similar to, or competitive with any business conducted by the Company or any of the Company's subsidiaries; provided, however, that this prohibition shall not apply to (1) ownership of less than one percent (1%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market or (2) the ownership and other activities relating to Team Rensi Motorsports, Snap-on, Inc. and International Speedway Corporation, as described in Section 3.2 above.

         8. Confidential Information. Executive acknowledges that during his employment or consultancy with the Company he will develop, discover, have access to and/or become acquainted with technical, financial, marketing, personnel and other information relating to the present or contemplated products or the conduct of business of the Company which is of a confidential and proprietary nature ("Confidential Information"). Executive agrees that all files, records, documents and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Company, and Executive hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Executive further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement and unless such Confidential Information becomes generally available to the public without breach of this Agreement. Upon termination of Executive's employment or consultancy with the Company for any reason, (a) Executive shall promptly deliver to the Company all materials, documents, data, equipment and other physical property of any nature containing or pertaining to any Confidential Information, and (b) Executive shall not take from the Company's premises any such material or equipment or any reproduction thereof.

         9. Inventions.

                  9.1 Disclosure of Inventions. Executive hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any "Employment Inventions" (as defined in Section 9.3 below) while he is employed by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Inventions to the Board or to any other Company officer designated by the Board.

                  9.2 Ownership, Assignment, Assistance and Power of Attorney. All Employment Inventions shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights or other statutory or common law protection for such Employment Inventions in any country. Executive hereby assigns to the Company any rights which he may acquire in such Employment Inventions. Furthermore, Executive agrees to assist the Company in every proper way at the Company's expense to obtain patents, copyrights and other statutory or common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, Executive agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Executive's obligations under this Section 9 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Executive at a reasonable rate after any such termination for the time which Executive actually spends at the Company's request in rendering such assistance. In the event the Company is unable for any reason whatsoever to secure Executive's signature (after reasonable attempts to do so) to any lawful document required to apply for or to enforce any patent, copyright or other statutory or common law protections for such Employment Inventions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents and to do such other lawful and necessary acts to further the issuance and prosecution of such patents, copyrights or other statutory or common law protection, such documents or such acts to have the same legal force and effect as if such documents were executed by or such acts were done by Executive.

                  9.3 Employment Inventions. The definition of "Employment Invention" as used in this Section 9 is as follows: "Employment Invention" means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is: (a) conceived, developed, reduced to practice, or created by the employee: (i) within the scope of his employment; (ii) on his employer's time; or (iii) with the aid, assistance, or use of any of his employer's property, equipment, facilities, supplies, resources, or intellectual property; (b) the result of any work, services, or duties performed by an employee for his employer; (c) related to the industry or trade of the employer; or (d) related to the current or demonstrably anticipated business, research, or development of the employer.

                  9.4 Inventions of Third Parties. Executive shall not disclose to the Company, use in the course of his employment, or incorporate into the Company's products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Company has received authorization from such third party and Executive has been directed by the Board to do so.

         10. No Conflicts. Executive hereby represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his work as an employee or consultant of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

         11. Equitable Remedies. Executive acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 7, 8 or 9 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Executive hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

         12. Assignment. This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by Executive without the consent of the Board. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

         13. Waiver or Modification. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

         14. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the specific subject matter covered herein and therein and supersede all prior oral or written understandings and agreements with respect to such specific subject matter.

         15. Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain enforceable in full force and effect, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of such affected provision to preserve the enforceability thereof to the maximum extent then permitted by law.

         16. Notices. All notices thereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, sent by overnight courier service, or sent by United States mail, return receipt requested. Such notices shall be deemed to have been given: (a) if delivered in person, on the date of delivery; (b) if delivered by facsimile transmission, on the date of transmission if transmitted by 5:00 p.m. (local time, Greer, South Carolina) on a business day or, if not, on the next succeeding business day; provided that a copy of such notice is also sent the same day as the facsimile transmission by any other means permitted herein; (c) if delivered by overnight courier, on the date that delivery is first attempted; or (d) if by United States mail, on the earlier of two (2) business days after depositing in the United States mail, postage prepaid and properly addressed, or the date delivery is first attempted. Notices shall be addressed as set forth as set forth on the signature page hereof, or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party. Notices shall be deemed effective upon receipt.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without reference to the choice of law provisions thereof.

         18. Attorneys' Fees. In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing this Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys' fees incurred in connection with such action or proceeding.

         19. Construction. Whenever the context requires, the singular shall include the plural and the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders. The headings in this Agreement are for convenience only and shall not limit, enlarge, or otherwise affect any of the terms of this Agreement. Unless otherwise indicated, all references in this Agreement to sections refer to the corresponding sections of this Agreement. This Agreement shall be construed as though all parties had drafted it.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

         IN WITNESS WHEREOF, Executive has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative.

"Company":

AMERICAN CONSOLIDATED MANAGEMENT GROUP, INC.


By: /s/ Herschel J. Walker
Name: Herschel J. Walker
Title: President

Address:

American Consolidated Management Group, Inc.
Attn:  Board of Directors
714 Fairview Road
Greer, South Carolina  29651

"Executive":


/s/ Ed Rensi
Ed Rensi, individually

Address:

6805 Hobson Valley Drive
Ste 106
Woodridge, IL 60517
630-668-4838